Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

410-363-3000, Ext. 224

or

Don Hunt, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500

Universal Security Instruments Reports Third-Quarter Results

OWINGS MILLS, MD. February 10, 2012: Universal Security Instruments, Inc. (NYSE AMEX: UUU) today announced earnings for its third fiscal quarter ended December 31, 2011.

For the three months ended December 31, 2011, the Company reported a net income of $67,226, or $0.03 per basic and diluted share, on net sales of $3,186,197, compared to net income of $19,545, or $0.01 per basic and diluted share, on net sales of $2,475,511 for the same period last year.

For the nine months ended December 31, 2011, sales were $9,695,013 versus $9,871,310 for the same period last year. The Company reported a net loss of $242,134, or $0.10 per basic and diluted share, compared to net income of $569,788, or $0.24 per basic and diluted share for the same period of the prior year. The Company’s book value at December 31, 2011 was $11.26 compared to $11.20 at December 31, 2010.

“Universal was pleased to report that its sales for the quarter were 29% higher than the comparable quarter last year, as customers are continuing to buy our new line of products. The earnings for the nine month period were lower principally due to lower Joint Venture earnings, resulting from lower sales to unaffiliated customers,” said Harvey Grossblatt CEO.

The Company reported that as of today, it has repurchased 41,437 shares of its common stock at an average cost of $5.39 under the 100,000 share buyback approved in October 2011.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended December 31,
	2011	2010
Sales	$3,186,197	$2,475,511
Net income	67,226	19,545
Income per share:
Basic	0.03	0.01
Diluted	0.03	0.01
Weighted average number of common shares outstanding:
Basic	2,377,211	2,387,887
Diluted	2,383,093	2,395,865

CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended December 31,
	2011	2010
Sales	$9,695,013	$9,871,310
Net (loss) income	(242,134)	569,788
Income per share:
Basic	(0.10)	0.24
Diluted	(0.10)	0.24
Weighted average number of common shares outstanding:
Basic	2,384,315	2,387,887
Diluted	2,384,315	2,395,341

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	March 31, 2011
ASSETS
Cash and investments	$4,728,238	$6,728,593
Accounts receivable and amount due from factor	2,200,490	2,216,635
Inventory	4,928,140	3,534,011
Prepaid expenses	481,429	519,356
TOTAL CURRENT ASSETS	12,338,297	12,998,595

INVESTMENT IN HONG KONG JOINT VENTURE	13,256,930	13,149,614
PROPERTY, PLANT AND EQUIPMENT – NET	263,834	292,874
OTHER ASSETS AND DEFERRED TAX ASSET	2,194,901	2,042,695
TOTAL ASSETS	$28,053,962	$28,483,778

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,223,034	$1,247,494
Accrued liabilities	153,940	210,998
TOTAL CURRENT LIABILITIES	1,376,974	1,458,492

LONG TERM OBLIGATION	25,000	25,000

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,366,848 at December 31, 2011 and 2,387,887 shares at March 31, 2011	23,668	23,879
Additional paid-in capital	13,029,245	13,135,198
Retained earnings	13,599,075	13,841,209

TOTAL SHAREHOLDERS’ EQUITY	26,651,988	27,000,286

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$28,053,962	$28,483,778